Exhibit 4.5

ARTICLES OF AMENDMENT

OF

SKYLINK AMERICA INCORPORATED

I.

The name of the Corporation is Skylink America Incorporated.
II.

The Articles of Incorporation of Skylink America Incorporated shall be amended by deleting Article I thereof in its entirety and substituting the following in lieu of said Article I:

"I
The name of the Corporation is Crown Casino Corporation "

III.

The Articles of Incorporation of the Corporation shall be further amended by deleting Article IV, Section A thereof in its entirety and substituting the following in lieu of said Article IV, Section A:

"IV
The Corporation shall have authority to issue 51,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations, and relative rights.

A.    Common Stock.  One class shall consist of 50,000,000 shares of common stock of $.01 par value, designated "Common Stock."  The holders of Common Stock shall be entitled to elect all of the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the stockholders of the Corporation."

V.

The Articles of Incorporation of the Corporation shall be further amended by adding a new Section D to Article IV thereof to read in its entirety as follows:

"D.     Mandatory Divestiture.    (i)   Any person who beneficially owns, directly or indirectly, 5% or more of the shares of any class of capital stock of the Corporation entitled to vote in elections of directors (hereinafter "Stock"), who is found by any Regulatory Authority (as hereinafter defined) to be unsuitable to hold the Corporation's Stock (hereinafter "Disqualified Holder") shall be required to divest all shares of Stock of the Corporation owned by such person in the manner provided for in subparagraph (ii) below

(ii)    Within 45 days from the date on which the Corporation notifies in writing a Disqualified Holder that any Regulatory Authority has notified the Corporation that such Disqualified Holder has been found to be unsuitable to own Stock of the Corporation, such Disqualified holder shall sell, transfer or otherwise dispose of all shares of Stock of the Corporation held by such Disqualified Holder to one or more third parties who are not "affiliates" or "associates" (as hereinafter defined) of such Disqualified Holder.   Such sale or disposition may be made by open market sales or privately negotiated transactions.  Following such 45-day period, the Corporation shall, for a period of 60 days, have the right, but not the obligation , to purchase all or part of the Stock then owned by the Disqualified Holder at a price per share equal to the"Fair Market Value" (as hereinafter defined) of such Stock, less 25%.  In the event that the Corporation exercises its right to purchase all or any portion of such Stock owned by such Disqualified Holder, the Corporation shall pay for such shares of Stock in cash and shall arrange to close such sale at the Corporation's principal executive offices within 30 days of delivering written notice to such Disqualified Holder that the Corporation intends to exercise its option to purchase all or a portion of such shares, specifying the number of shares to be purchased.  In the event that a Disqualified Holder fails to comply with the provisions of this subparagraph (ii) within the specified periods, such Disqualified Holder shall at the expiration of such periods forfeit the right to vote or receive dividends on the shares of Stock held by such Disqualified Holder, and shall not be recognized as a stockholder of the Company for any purpose.

(iii)    Definitions.    The terms "affiliate" and "associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on August 1, 1993.

A person shall be the "beneficial owner" and "beneficially own" shares of any class of capital stock of the Corporation (other than shares of the Corporation's stock held in its treasury) (a) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not, (b) which such person or any of its affiliates or associates has the right to acquire, pursuant to any agreement, upon the exercise of conversion rights, warrants or options, or otherwise, (c) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement, or (d) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation.

The term "person" shall mean any individual, partnership, corporation, trust or other entity.

The term "Regulatory Authority" shall mean any governmental or quasi-governmental agency which is authorized and empowered to regulate the gaming operations of the Company

The term "Fair Market Value" shall be the price per share of Stock represented by the average of the closing bid prices of the Corporation's Stock, as quoted by the National Association of Securities Dealers, Inc. Automated Quotations System (NASDAQ) (or such other securities association, quotation system or securities exchange on which the Corporation's Stock is then listed or authorized for quotation), for the 30 trading days prior to the date on which the Corporation provides written notice to the Disqualified Holder that the Corporation intends to purchase all or a portion of the shares of Stock held by such Disqualified Holder. In the event that there is no organized trading market for the Corporation's Stock at the time the Corporation provides such notice to the Disqualified Holder, then the Fair Market Value of the shares of Stock to be sold by the Disqualified Holder and purchased by the Corporation shall be equal to the book value per share of the Corporation's Stock as of the end of the most recent fiscal quarter prior to the date the Corporation delivers such notice to the Disqualified Holder, determined in accordance with generally accepted accounting principles, multiplied by the number of shares being purchased by the Corporation from the Disqualified Holder "

VI

The Articles of Incorporation of the Corporation shall be further amended by adding a new Section E to Article IV thereof to read in its entirety as follows:

"E. Restrictions on Ownership by Non-United States Citizens. (i) These Articles shall be generally subject to the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended, and applicable regulations thereunder (hereinafter the "Acts"), including, without limitation, restrictions on the ability of or required approvals for, a holder of shares of Stock of the Corporation to transfer, receive or hold shares, securities or other interests in the Corporation. In the event that the Board of Directors of the Corporation shall determine that the Corporation is not in compliance with the Acts in any way, the

Board of Directors shall have the power to require any stockholder, who alone or with other stockholders has rendered the Corporation in non-compliance with the Acts, to divest, in the manner provided in subparagraph (ii) below, a number of shares of Stock of the Corporation sufficient to bring the Corporation into compliance with the Acts.

(ii) Within 45 days of the date on which the Corporation notifies in writing a stockholder that such stockholder's beneficial ownership of Stock, whether alone or in concert with others, renders the Corporation in violation of the Acts, any one or more of such persons shall be required to sell, transfer or otherwise dispose of the number of shares of Stock of the Corporation specified by the Board of Directors of the Corporation to one or more third parties who are (a) citizens of the United States of America and (b) not "affiliates" or "associates" of such stockholder.  Such sale or disposition may be made by open market sales or privately negotiated transactions.  Following such 45-day period, the Corporation shall, for a period of 60 days, have the right, but not the obligation, to purchase all or any part of such shares of Stock from the selling stockholders within such 60 day period at a price per share equal to the Fair Market Value of such Stock, less 25%.  In the event that the Corporation exercises its right to purchase all or any portion of such shares of Stock, the Corporation shall pay for such shares in cash and shall arrange to close such sale at the Corporation's principal executive offices within thirty days of delivering notice to such stockholders that the Corporation intends to exercise its option to purchase all or a portion of such shares, specifying the number of shares to be purchased from each stockholder.  In the event that a stockholder fails to comply with the provisions of this subparagraph (ii), such stockholder shall forfeit the right to vote or receive dividends on all shares of Stock of the Corporation beneficially owned by such stockholder, and shall not be recognized as a stockholder of the Company for any purpose.

(iii)  Definitions.  All terms defined under subsection (D) of this Article Four shall apply and have the same meanings when used in this subsection (E) "

VII.

The Amendments set forth in Articles II, III, IV and V of these Articles of Amendment were adopted by the shareholders of the Corporatation on October 5, 1993.

VIII.

On August 20, 1993, the record date for determining shareholders entitled to vote at the shareholders meeting, there were 5,419,836 shares of common stock outstanding and entitled to vote on each of the Amendments.

IX.

The Amendments set forth in Articles II, III, IV and V hereof received the number of votes in favor of and opposed to their Adoption indicated below:

Amendment Set Forth in Article	Votes In Favor	Votes Opposed

II	5,054,222	16,311

III	5,023,458	47,851

IV	3,983,335	18,628

V	3,997,507	14,691

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President, a duly authorized officer of the Corporation on this 5th day of October, 1993.

SKYLINK AMERICA INCORPORATED By: /s/ Edward W. McMurphy Edward W. McMurphy President and Chief Executive Officer